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                                                                    EXHIBIT 10.5

             BACKWEB TECHNOLOGIES LTD. (THE "COMPANY" OR "BACKWEB")
               SUMMARY TRANSLATION OF LEASE AGREEMENTS IN ISRAEL



1.   Lease Agreement by and between BackWeb and Ben Artzi Holdings

The Company currently leases 256 square meters (plus parking space) from Ben Artzi Holdings, pursuant to a lease agreement originally signed by the parties on May 28, 1996 and extended for an additional period on March 31, 1997 (the "Extension"). Monthly rent is the equivalent in NIS of US$ 6,720 (calculated on the basis of the exchange rate as of march 31, 1997 and linked to the CPI.

The term of the Extension is until May 21, 1999.

2. Lease Agreement by and among Ashtrom Assets Ltd., The Company For Assets and Buildings Ltd., F.I.B.I. Holdings Ltd., Sahar Insurance Company Ltd., Shiloah Insurance Company Ltd. (the "Lessor") and the Company, dated February 21, 1999 (the "Lease Agreement").

The Lease Property: 1,095 square meters (plus storage rooms and parking space) in Aba Hillel Street, Ramat Gan, Israel.

The Company received an option to lease additional 332 square meters (the "Option"), provided that the Company send a written notice no later than 1.9.99, informing the Lessor of the Company's intention to exercise the Option (the "Notice"), and a bank guaranty in the amount of NIS 81,300 (approximately $20,000) is issued in favor of the Lessor.

Term: A term of five years which shall commence on the earlier of (i) May 15, 1999 (i.e., a "Grace" period of two months); and (ii) 90 days from the date in which the Company submits the plans for dividing the office space approved by the Company and signed by two of its advisors.

The Company may terminate the Lease Agreement after three years provided that a written notice is sent to the Lessor 180 in advance.

In the event that the Company exercises the Option, the term of rent with respect to the additional 332 square meters shall commence on the earlier of (i) 120 days from the date in which the Notice was given; and (ii) the date in which the Company received possession of the additional space, and shall terminate upon the termination of the Lease Agreement.

Rent: The Company shall pay monthly rent of NIS 77,571 (approximately $19,500) for office space and parking to be paid quarterly. The Company shall be exempt from paying rent during the first 108 rent days. In the event that the Option is exercised, the Company shall be exempt from paying rent for the additional space, during the first 60 rent days.




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Sub-Lease.  Without receiving the prior written consent of the Lessor, the
Company may not sub-lease or grant any other right with respect to the leased property or any part thereof, excluding 250 square meters, with respect to which, the Company may sublease it, provided that the Company guaranties the fulfillment of all obligations by the sub-lessee.

Collateral. The Company shall (i) issue a promissory note in the amount equivalent to nine months rent in favor of the Lessor; (ii) provide the Lessor with an irrevocable and unconditional bank guaranty in the amount of NIS 609,705 (approximately $152,000); and (iii) provide the Lessor with two personal guaranties.

Additional Terms and Restrictions:

* The Lessor is obligated to link the Company's computer room to a separate 24 hour air condition system;

* Without receiving the Lessor's prior written consent, which consent shall not be unreasonably withheld, the Company may not approve the transfer of its shares which may result in a new shareholder (i) holding 25% or more of the rights to receive dividend; (ii) having the right to appoint more than 25% of the rights to vote at the Company's shareholders meetings. The foregoing shall not apply to the transfer of shares to an affiliated company.